Filed pursuant to Rule 424(b)(3) Registration No. 333-106431

PROSPECTUS SUPPLEMENT NO. 1
TO
PROSPECTUS DATED SEPTEMBER 23, 2003

IMPSAT FIBER NETWORKS, INC.

2,984,659 Shares Common Stock

$37,325,732 6% Senior Guaranteed
Convertible Notes due 2011 (Series A)

$17,627,000 6% Senior Guaranteed
Convertible Notes due 2011 (Series B)

2,769,909 Common Stock Warrants

     The following information supplements, and must be read in connection with, the information contained in the Prospectus, dated September 23, 2003 (the “Prospectus”), of IMPSAT Fiber Networks, Inc., a Delaware corporation. This Prospectus Supplement must be delivered with a copy of the Prospectus. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

The date of this Prospectus Supplement is November 6, 2003.

     The following table supplements the tabular information in the Prospectus under the heading “Selling Securityholders.” The table below sets forth information with respect to the selling securityholders and the respective Securities beneficially owned by each selling securityholder as of October 30, 2003.

		Shares of common stock into which
Securityholder	Securities beneficially owned	Securities may be converted

Morgan Stanley & Co.	2,350,000 shares of our common stock	N/A
Incorporated

Nortel Networks Limited	$17,627,000 Series B 6% Senior Guaranteed	805,622
	Convertible Notes due 2011

	Warrants exercisable for up to 2,769,909
	shares of our common stock

WRH Partner Global Securities,	$37,325,732 Series A 6% Senior Guaranteed	2,615,678
L.P. and W.R. Huff Asset	Convertible Notes due 2011
Management Co., L.L.C.

Houlihan Lokey Howard & Zukin Capital	100,000 shares of our common stock	N/A

     The following information replaces in its entirety the information provided in the Prospectus under the caption “Principal Stockholders.”

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

     The following table sets forth information regarding the beneficial ownership of our common stock as of October 30, 2003 by

(i)	each person known by our company to be the beneficial owner of five percent or more of the common stock,

(ii)	each director of our company,

(iii)	each executive officer of our company named in the summary compensation table below, and

(iv)	all current directors and executive officers of our company as a group.

     Except as otherwise indicated below, the beneficial owners of our common stock listed below have sole investment and voting power with respect to the shares. The business address of our executive officers and directors is c/o IMPSAT Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, 8th Floor, C1107BCA Buenos Aires, Argentina.

	Shares Beneficially Owned

		Options
		Exercisable
Name and Address of Beneficial Owner	Number of Shares	Within 60 days	Total Shares	Percent(1)

Common Stock
Beneficial Owners of more than 5%
Nortel Networks Ltd.(2)	3,588,634	—	3,588,634	26.2%
Morgan Stanley & Co. Incorporated(3)	2,350,000	—	2,350,000	23.3%
William R. Huff(4)	2,641,796	—	2,641,796	20.7%
James G. Dinan(5)	1,605,090	—	1,605,090	15.7%
Kingdon Capital Management, LLC(6)	753,984	—	753,984	7.5%
S.A.C. Capital Associates, LLC(7)	627,560	—	627,560	6.2%
SDS Capital Partners, LLC(8)	534,649	—	534,649	5.3%
Directors and Executive Officers
Ricardo A. Verdaguer	108,680	154,350	263,030	2.6%
Joseph R. Thornton(4)	—	10,000	10,000	*
William Connors(4)	—	10,000	10,000	*
Elias Makris(2)	—	—	—
Thomas Doster IV(3)	—	—	—
Ignacio Troncoso	—	10,000	10,000	*
Eddy Zervigon(3)	—	—	—
Héctor Alonso	25,000	38,588	63,588	*
Guillermo V. Pardo	—	32,148	32,148	*
José R. Torres	—	32,148	32,148	*
Marcello Girotti	25,000	38,588	63,588	*
Mariano Torre Gómez	25,000	38,588	63,588	*
Matias Heinrich	25,000	38,588	63,588	*
All Directors and Officers as a Group (13 persons)	208,680	402,998	611,678	5.8%

(*)	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. The percentage of total outstanding for each stockholder is calculated by dividing (i) the number of shares of common stock deemed to be beneficially owned by such stockholder as of October 30, 2003 by (ii) the sum of (A) the number of shares of common stock outstanding as of October 30, 2003 plus (B) the number of shares of our common stock issuable upon the exercise of options or warrants or conversion of convertible securities held by such stockholder that were exercisable or convertible as of October 30, 2003 or will become exercisable or convertible within 60 days thereafter.

(2)	Includes Series B Notes convertible on October 30, 2003 into 809,826 shares of our common stock and currently exercisable warrants to purchase 2,769,909 shares of our common stock. Mr. Elias Makris was nominated to our board of directors by Nortel. Mr. Makris disclaims any beneficial interest in these shares. The address of Nortel is 8200 Dixie Road Suite 100, Brampton, Ontario, L6T 5P6 Canada.

(3)	Messrs. Doster and Zervigon are employed in various capacities by Morgan Stanley. They disclaim any beneficial interest in these shares owned by Morgan Stanley. The address for Morgan Stanley is 1585 Broadway New York, NY 10036.

(4)	Represents Series A Notes convertible on October 30, 2003 into 2,629,632 shares of our common stock, which are held by Mr. William R. Huff through two controlled entities: W.R.H. Partners Global Securities, L.P. and W.R. Huff Asset Management Co., L.L.C. Messrs. Thornton and Connors are employees of W.R. Huff Asset Management Co., L.L.C. Messrs. Thornton and Connors disclaim any beneficial interest in these shares. The address for Mr. William R. Huff is c/o W.R. Huff Asset Management Co., L.L.C, 1776 On the Green, 67 Park Place, Morristown, New Jersey 07960.

(5)	Includes shares of held individually by Mr. James G. Dinan, a senior managing member of Dinan Management, L.L.C., and through six controlled entities: York Investment Limited, York Capital Management, L.P., York Select, L.P., York Select Unit Trust, York Distressed Opportunities Fund, L.P., and York Offshore Investors Unit Trust. The address for Mr. James G. Dinan is 350 Park Avenue 4th Floor New York, NY 10022.

(6)	The address for Kingdon Capital Management, LLC is 152 West 57th Street, 50th Floor, New York, NY 10019.

(7)	The address for S.A.C. Capital Associates, LLC is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies. Pursuant to certain investment agreements, S.A.C. Capital Associates shares investment and voting power with S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC, which are entities controlled by Mr. Steven A. Cohen. The address for Mr. Steven A. Cohen is 72 Cummings Point Road, Stamford, CT 06902.

(8)	The address for SDS Capital Partners, LLC is 53 Forest Avenue, Suite 203 Old Greenwich, CT 06870.